Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Concentrix Corporation (“Concentrix”, “we”, “us”, and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended, is our common stock, par value $0.0001 per share.

General

The following description of our common stock summarizes provisions of our amended and restated certificate of incorporation, as amended (“Charter), amended and restated bylaws, as amended (“Bylaws”), and the Delaware General Corporation Law (“DGCL”). You should refer to the copies of our Charter and our Bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of Delaware law.

Authorized Common Stock

Under our Charter, the total number of shares of all classes of shares that Concentrix has authority to issue is 260,000,000, including 250,000,000 shares of common stock, $0.0001 par value per share. Except as otherwise provided in our Charter or in a board resolution, shares purchased, redeemed by, surrendered to, or otherwise acquired by us assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares.

Rights of Common Stock

Dividends; Voting Rights; Liquidation.

•The holders of shares of Concentrix common stock are entitled to dividends as our board of directors may lawfully declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of Concentrix preferred stock that may be issued in the future.

•The holders of shares of Concentrix common stock are entitled to one vote per share on any matter to be voted upon by Concentrix stockholders and our Charter does not provide for cumulative voting in connection with the election of directors.

•Upon any voluntary or involuntary liquidation, dissolution, or winding up of Concentrix’ affairs, the holders of shares of Concentrix common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of Concentrix preferred stock that may be issued in the future. After the distribution, all of the outstanding shares of common stock will be fully paid and non-assessable.

Other Rights and Restrictions. No holder of shares of Concentrix common stock will have any preemptive right to subscribe for any shares of Concentrix capital stock issued in the future, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock. Under our Charter, our board of directors, without further action by the Concentrix stockholders, is authorized to issue 10,000,000 shares of preferred stock in one or more classes or series. Concentrix’ board of directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The shares of Concentrix preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of shares of Concentrix common stock. The issuance of shares of Concentrix preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a takeover or other transaction that holders of some or a majority of shares of Concentrix common stock might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Certain Anti-Takeover, Limited Liability, and Indemnification Provisions

Our Charter and Bylaws described below may have the effect of discouraging, delaying, or preventing a change in control or another person from acquiring control of Concentrix.

Concentrix Certificate of Incorporation and Bylaw Provisions

Our Charter and Bylaws include provisions that may have the effect of discouraging, delaying, or preventing a change in control or an unsolicited acquisition proposal that a Concentrix stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by Concentrix’ stockholders. These provisions are summarized in the following paragraphs.

•Authorized but Unissued or Undesignated Capital Stock. The Concentrix’ authorized capital stock consists of 250 million shares of common stock and 10 million shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) shares of Concentrix stock may be issued by our board of directors in one or more transactions without our stockholders’ approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. Moreover, our Charter grants Concentrix’ board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of Concentrix preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of shares of Concentrix common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring, or preventing a change in control. Our board of directors does not currently intend to seek Concentrix’ stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

•No Stockholder Action by Written Consent. Our Charter and Bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of our stockholders. This provision prevents our stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by our board of directors.

•Notice Procedures. Our Bylaws establish advance notice procedures with regard to all Concentrix stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors, and amendments to our Charter or Bylaws. These procedures provide that notice of such Concentrix stockholder proposals must be timely given in writing to the Concentrix Secretary prior to the meeting. The notice must contain certain information specified in our Bylaws.

•No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our CHarter does not provide for cumulative voting.

•Concentrix Board and Vacancies. Our Bylaws provide that the number of directors on its board of directors is fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office, or other cause may only be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next annual meeting, and such director’s successor has been elected and qualified. Any director or the entire board of directors may be removed, with or without cause, by the holders of not less than a majority of the voting power of the capital stock entitled to vote at an election of directors.

•Special Meetings of Stockholders. Our Charter and Bylaws provide that special meetings of our stockholders may be called only by the Secretary only at the request of the chair of our board of directors, our chief executive officer or president, or by a majority of our board of directors. Stockholders may not call special stockholder meetings.

•Exclusive Forum. Our Bylaws contain a forum selection provision for the adjudication of certain disputes. Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter and our Bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants. Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended against us or any of our directors, officers, other employees or agents will be the U.S. federal district courts.

Limitations on Liability

Our Charter limits the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•For any breach of the director’s duty of loyalty to us or our stockholders;

•For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•Under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemption; or

•For any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Charter includes such an exculpation provision. Our Charter includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Concentrix, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws also provide that we must advance reasonable expenses to our directors and officers, subject to the receipt of an undertaking by or on behalf of the indemnified party. Our Bylaws expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers, and certain employees from certain liabilities.

We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the DGCL.

The limitation of liability and indemnification provisions in our Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, our stockholders’ investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Concentrix directors, officers, or employees for which indemnification is sought.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers, which, with specified exceptions, prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder,” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions.

We expect the application of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. Certain provisions of the DGCL, our restated certificate of incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

We have applied to have our shares of common stock listed on the Nasdaq Stock Market under the symbol “CNXC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.